EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Third Quarter 2020 Financial Results and Provides Business Update

MIAMI, Nov. 09, 2020 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the third quarter ended September 30, 2020 and provided a business update.

“The new Framework for Conditional Sailing Order issued by the U.S. Centers for Disease Control and Prevention is a step in the right direction on the path to the safer and healthier resumption of cruising in the U.S., reinforcing our existing rigorous commitment to health and safety. We will continue to collaborate with the CDC on next steps to relaunch operations with a shared goal of protecting the health and safety of our guests, crew and the communities we visit,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “While we have a long road of recovery ahead of us, we are encouraged by the continued demand for future cruise vacations, especially from our loyal past guests, across all three of our brands.”

CDC Framework for Conditional Sailing Order

The U.S. Centers for Disease Control and Prevention (“CDC”) issued a Framework for Conditional Sailing Order (the “Conditional Order”), replacing the No Sail Order, that will permit cruise ship passenger operations in U.S. waters under certain conditions. The phases outlined in the Conditional Order include:

  Testing and additional safeguards for crew members, while building laboratory capacity needed to test guests and crew in the future;
  Simulated voyages to test a cruise ship operator's ability to mitigate COVID-19 risk;
  Certification for ships that meet specific requirements;
  A phased return to guest voyages in a manner that mitigates the risk of COVID-19 transmission among guests, crew and communities visited.

While the Conditional Order represents a step forward in the resumption of cruising in the U.S., significant uncertainties remain regarding certain requirements of the Conditional Order including pending technical instructions for future phases. The Company will continue to work with both the CDC and its expert advisors to refine its comprehensive health and safety strategy and to comply with all aspects of the Conditional Order.

Health and Safety

In September, the Healthy Sail Panel (“HSP”), a team of 11 globally recognized experts assembled by the Company in collaboration with Royal Caribbean Group, provided a 66-page report including 74 detailed best practices across five areas of focus to improve health and safety for passengers and crew, and reduce the risk of infection and spread of COVID-19 on cruise ships. The HSP concluded that by relentlessly focusing on prevention and other measures, public health risks associated with the pandemic can be mitigated in a cruise ship environment with a comprehensive set of science-backed protocols. The HSP’s recommendations span the entire cruise journey, starting from the time of booking and continuing post cruise, and will inform the Company’s own return to service plan. The cornerstone of this stringent plan is universal COVID-19 testing of 100% of all guests and crew prior to boarding. The Company will continuously evaluate, refine and identify ways to improve these standards as science, technology and knowledge of SARS-CoV-2 advances.

The HSP is co-chaired by Governor Mike Leavitt, former U.S. Secretary of Health and Human Services, and Dr. Scott Gottlieb, former commissioner of the U.S. Food and Drug Administration. The HSP’s members are globally recognized experts from various disciplines, including public health, infectious disease, biosecurity, hospitality and maritime operations.

Booking Environment and Outlook

While booking volumes since the emergence of the COVID-19 global pandemic remain below historical levels, there continues to be demand for future cruise vacations, particularly beginning for sailings operating in the second half of 2021 and beyond, despite limited marketing efforts. Our overall cumulative booked position for the first half of 2021 remains below historical ranges as expected due to the current uncertain environment, however, for the second half of 2021 it is in line with historical ranges. Pricing for full year 2021 is in line with pre-pandemic levels, even after including the dilutive impact of future cruise credits. Pent up future demand for cruising is further demonstrated by record booking achievements in September and October including Oceania Cruises’ Labor Day upgrade sale which was the most successful holiday promotion in the line’s history, a new World Cruise opening day booking record for Regent Seven Seas Cruises’ 2023 World Cruise and a new all-time largest single booking day in Regent’s history with the launch of its 2022-2023 Voyage Collection.

To provide additional flexibility to its guests, the Company has also extended its modified final payment schedule for all voyages through April 30, 2021 which requires final payment 60 days prior to embarkation versus the standard 120 days.

As of September 30, 2020, the Company had $1.2 billion of advance ticket sales, including the long-term portion of advance ticket sales, which includes approximately $0.85 billion of future cruise credits.

COVID-19 Financial Action Plan

The Company continues to take swift, proactive measures to mitigate the financial and operational impacts of COVID-19. This financial action plan includes previously implemented cost reduction and cash conservation levers which include reducing operating and capital expenditures, improving the Company’s debt maturity profile and securing additional capital. As of September 30, 2020, the Company’s total debt position was $10.9 billion and the Company’s cash and cash equivalents was $2.4 billion. The Company was in compliance with all debt covenants as of September 30, 2020.

The Company has taken the following additional actions since June 30, 2020:

  In July 2020, the Company closed on a series of capital market transactions resulting in $1.5 billion of gross proceeds. The triple-tranche transaction consisted of (i) approximately $288 million public offering of common equity, (ii) $450 million of 5.375% exchangeable senior notes and (iii) $750 million of 10.25% senior secured notes, the proceeds of which were used in part to repay the existing $675 million short-term revolving credit facility.
  Extended workforce furloughs.
  Extended 20% salary reduction for all shoreside team members.
  Continued significant reductions or deferrals of near-term marketing expenses. Marketing investments are focused on second half of 2021 and beyond, consistent with the planned gradual resumption of voyages.

The Company's monthly average cash burn rate for the third quarter 2020 was approximately $150 million. For comparative purposes, assuming vessels remain at minimum manning status, fourth quarter 2020 average cash burn rate would be higher at approximately $175 million per month, primarily driven by the timing of interest expense. For the second half of 2020, this would result in an average monthly cash burn rate of approximately $160 million, in line with the Company’s previously disclosed target rate during voyage suspensions. This cash burn rate and estimate includes ongoing ship operating expenses, administrative operating expenses, interest expense, taxes and expected capital expenditures and excludes cash refunds of customer deposits as well as cash inflows from new and existing bookings, other working capital changes, voyage resumption preparation costs and unforeseen expenses. This cash burn rate and estimate also reflects the deferral of debt amortization and newbuild related payments through March 31, 2021.

Due to the fluidity of the voyage resumption schedule and associated expenses, the Company estimates its actual cash burn rate for the fourth quarter 2020 will be higher than the comparative number referenced above. Average monthly cash burn is expected to increase as vessels are prepared to return to service due to additional costs associated with re-staffing, re-positioning and provisioning of vessels, implementation of new health and safety protocols and a disciplined ramp-up of demand-generating marketing investments.

“We are focused on positioning the Company to not only withstand an extended COVID-19 disruption but to emerge from this period with a clear path for long-term financial recovery,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “Our swift actions to adapt to this unprecedented environment by reducing costs, conserving cash and enhancing our liquidity profile will bolster our efforts to navigate through COVID-19, relaunch our vessels and, over the longer-term, optimize our balance sheet and resume our consistent track record of strong financial performance.”

Third Quarter 2020 Results

GAAP net income (loss) was $(677.4) million or EPS of $(2.50) compared to $450.6 million or $2.09 in the prior year. The Company reported Adjusted Net Income (Loss) of $(638.7) million or Adjusted EPS of $(2.35), in 2020, which included $38.6 million of adjustments primarily consisting of expenses related to non-cash compensation and losses on extinguishment and modifications of debt. This compares to Adjusted Net Income and Adjusted EPS of $481.5 million and $2.23, respectively, in 2019, which included $30.9 million of adjustments primarily consisting of expenses related to non-cash compensation.

Revenue decreased to $6.5 million compared to $1.9 billion in 2019 due to the complete suspension of voyages in the quarter.

Total cruise operating expense decreased 80.8% in 2020 compared to 2019. In 2020, our cruise operating expenses were primarily related to crew costs, including salaries, food and other repatriation costs, fuel, and other ongoing costs such as insurance and ship maintenance.

Fuel price per metric ton, net of hedges increased to $592 from $504 in 2019. The Company reported fuel expense of $48.2 million in the period. In addition, a net loss of $11.9 million was recorded in other income (expense), net primarily related to the de-designation of fuel hedges as a result of a reduction in forecasted fuel consumption resulting from voyage cancellations due to COVID-19.

Interest expense, net was $139.7 million in 2020 compared to $60.2 million in 2019. The change in interest expense reflects additional debt outstanding at higher interest rates, partially offset by lower LIBOR. Included in 2020 were losses on extinguishment of debt and debt modification costs of $6.6 million.

Other income (expense), net was expense of $23.7 million in 2020 compared to income of $10.3 million in 2019. In 2020, the expense primarily related to losses on foreign currency exchange and losses on fuel hedges recognized in earnings. A $11.9 million net loss was recorded in the quarter primarily related to the de-designation of fuel hedges as a result of a reduction in forecasted fuel consumption resulting from voyage cancellations due to COVID-19.

2020 Outlook

As a consequence of COVID-19, while the Company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty, it will report a net loss on both a U.S. GAAP and adjusted basis for the fourth quarter and the year ending December 31, 2020.

As of September 30, 2020, the Company had hedged approximately 59%, 37% and 13% of its total projected metric tons of fuel consumption for 2021, 2022 and 2023, respectively. The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”) and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	2021	2022	2023
% of HFO Consumption Hedged	55%	19%	0%
Average USGC Price / Barrel	$46.16	$48.36	N/A
% of MGO Consumption Hedged	61%	49%	22%
Average Gasoil Price / Barrel	$80.94	$70.00	$67.45

Anticipated total capital expenditures for fourth quarter 2020 are approximately $150 million which includes additional health and safety investments. The Company is not providing capital expenditure guidance for future years at this time given the uncertain and evolving current environment. The impacts of COVID-19 on the shipyards where the Company’s ships are under construction, or will be constructed, have resulted in some minor delays in ship deliveries, and the impact of COVID-19 could result in additional delays in ship deliveries in the future, which may be prolonged.

Conference Call

The Company has scheduled a conference call for Tuesday, November 10, 2020 at 10:00 a.m. Eastern Time to discuss third quarter 2020 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. With a combined fleet of 28 ships with approximately 59,150 berths, these brands offer itineraries to more than 490 destinations worldwide. The Company has nine additional ships scheduled for delivery through 2027.

About the Healthy Sail Panel

Norwegian Cruise Line Holdings Ltd. in collaboration with Royal Caribbean Group established the Healthy Sail Panel (“HSP”), a group of 11 leading experts to help inform the cruise industry in the development of new and enhanced cruise health and safety standards in response to the global COVID-19 pandemic. The HSP, co-chaired by Dr. Scott Gottlieb, former commissioner of the U.S. Food and Drug Administration and Governor Mike Leavitt, former Secretary of the U.S. Department of Health and Human Services, consists of globally recognized experts from various disciplines, including public health, infectious disease, biosecurity, hospitality and maritime operations. The panel’s work, including 74 detailed recommendations across five key areas of focus, is informing the Company’s health and safety protocols and has been widely shared with the cruise industry and open to any other industry that could benefit from the HSP’s scientific and medical insights.

Terminology
Acquisition of Prestige. In November 2014, we acquired Prestige in a cash and stock transaction for total consideration of $3.025 billion, including the assumption of debt.

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income (Loss) divided by the number of diluted weighted-average shares outstanding.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income (Loss). Net income (loss) adjusted for supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance. As a result of our voluntary suspension of sailings during the second and third quarters of 2020, we did not have any Capacity Days. Accordingly, we have not presented herein per Capacity Day data for the three or nine months ended September 30, 2020.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income, as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS and Adjusted EBITDA, may not be indicative of future adjustments or results. For example, for the nine months ended September 30, 2019, we incurred $30.6 million related to the redeployment of Norwegian Joy from Asia to the U.S. We included this as an adjustment in the reconciliation of Adjusted Net Income since the expenses are not representative of our day-to-day operations however, this adjustment did not occur and is not included in the comparative period presented within this release.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our voluntary suspension, our ability to weather the impacts of the COVID-19 pandemic and the length of time we can withstand a suspension of voyages, our expectations regarding the resumption of cruise voyages and the timing for such resumption of cruise voyages, the implementation of and effectiveness of our health and safety protocols, operational position, demand for voyages, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: the spread of epidemics, pandemics and viral outbreaks and specifically, the COVID-19 pandemic, including its effect on the ability or desire of people to travel (including on cruises), which are expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price; our ability to comply with the CDC’s Framework for Conditional Sailing Order and to otherwise develop enhanced health and safety protocols to adapt to the current pandemic environment’s unique challenges once operations resume and to otherwise safely resume our operations when conditions allow; coordination and cooperation with the CDC, the federal government and global public health authorities to take precautions to protect the health, safety and security of guests, crew and the communities visited and the implementation of any such precautions; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate or refinance our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our potential future need for additional financing, which may not be available on favorable terms, or at all, and may be dilutive to existing shareholders; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; the accuracy of any appraisals of our assets as a result of the impact of COVID-19 or otherwise; our success in reducing operating expenses and capital expenditures and the impact of any such reductions; our guests’ election to take cash refunds in lieu of future cruise credits or the continuation of any trends relating to such election; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; the unavailability of ports of call; future increases in the price of, or major changes or reduction in, commercial airline services; adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; any further impairment of our trademarks, trade names or goodwill; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; our expansion into and investments in new markets; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; our reliance on third parties to provide hotel management services for certain ships and certain other services; our inability to keep pace with developments in technology; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the Securities and Exchange Commission. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact
Andrea DeMarco
(305) 468-2339 InvestorRelations@nclcorp.com Jessica John (786) 913-2902

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Revenue
Passenger ticket	$4,667	$1,373,779	859,293	$3,526,456
Onboard and other	1,851	540,072	411,036	1,455,302
Total revenue	6,518	1,913,851	1,270,329	4,981,758
Cruise operating expense
Commissions, transportation and other	4,038	330,893	371,007	857,848
Onboard and other	4,728	122,971	82,889	309,447
Payroll and related	65,571	235,833	441,462	688,325
Fuel	48,224	98,943	222,240	297,727
Food	3,426	56,913	59,639	166,305
Other	64,170	145,211	308,832	456,187
Total cruise operating expense	190,157	990,764	1,486,069	2,775,839
Other operating expense
Marketing, general and administrative	156,656	255,148	558,781	744,991
Depreciation and amortization	177,488	156,215	554,937	482,227
Impairment loss	-	-	1,607,797	-
Total other operating expense	334,144	411,363	2,721,515	1,227,218
Operating income (loss)	(517,783)	511,724	(2,937,255)	978,701
Non-operating income (expense)
Interest expense, net	(139,664)	(60,188)	(323,108)	(199,660)
Other income (expense), net	(23,680)	10,251	(32,275)	13,433
Total non-operating income (expense)	(163,344)	(49,937)	(355,383)	(186,227)
Net income (loss) before income taxes	(681,127)	461,787	(3,292,638)	792,474
Income tax benefit (expense)	3,761	(11,203)	19,057	16,457
Net income (loss)	$(677,366)	$450,584	(3,273,581)	$808,931

Weighted-average shares outstanding
Basic	271,435,350	214,207,716	241,578,995	215,614,098
Diluted	271,435,350	215,499,462	241,578,995	217,050,055

Earnings (loss) per share
Basic	$(2.50)	$2.10	$(13.55)	$3.75
Diluted	$(2.50)	$2.09	$(13.55)	$3.73

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net income (loss)	$(677,366)	$450,584	$(3,273,581)	$808,931
Other comprehensive income (loss):
Shipboard Retirement Plan	101	95	305	284
Cash flow hedges:
Net unrealized gain (loss)	87,710	(209,511)	(163,672)	(211,548)
Amount realized and reclassified into earnings	36,072	(448)	86,853	(16,722)
Total other comprehensive income (loss)	123,883	(209,864)	(76,514)	(227,986)
Total comprehensive income (loss)	$(553,483)	$240,720	$(3,350,095)	$580,945

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$2,356,211	$252,876
Accounts receivable, net	78,496	75,109
Inventories	81,259	95,427
Prepaid expenses and other assets	136,533	306,733
Total current assets	2,652,499	730,145
Property and equipment, net	13,453,433	13,135,337
Goodwill	98,134	1,388,931
Tradenames	500,525	817,525
Other long-term assets	697,446	612,661
Total assets	$17,402,037	$16,684,599
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$472,359	$746,358
Accounts payable	116,464	100,777
Accrued expenses and other liabilities	629,811	782,275
Advance ticket sales	1,115,632	1,954,980
Total current liabilities	2,334,266	3,584,390
Long-term debt	10,465,095	6,055,335
Other long-term liabilities	514,910	529,295
Total liabilities	13,314,271	10,169,020
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $0.001 par value; 490,000,000 shares authorized; 300,070,311 shares issued and 275,619,452 shares outstanding at September 30, 2020 and 237,533,270 shares issued and
213,082,411 shares outstanding at December 31, 2019	300	237
Additional paid-in capital	5,155,986	4,235,690
Accumulated other comprehensive income (loss)	(372,004)	(295,490)
Retained earnings	557,410	3,829,068
Treasury shares (24,450,859 ordinary shares at September 30, 2020 and December 31, 2019,
at cost)	(1,253,926)	(1,253,926)
Total shareholders' equity	4,087,766	6,515,579
Total liabilities and shareholders' equity	$17,402,037	$16,684,599

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities
Net income (loss)	$(3,273,581)	$808,931
Adjustments to reconcile net income (loss) to
net cash provided by (used in) operating activities:
Depreciation and amortization expense	565,208	482,497
Impairment loss	1,607,797	-
Deferred income taxes, net	(17,852)	(25,731)
Loss on derivatives	12,195	-
Loss on extinguishment of debt	10,480	3,988
Provision for bad debts and inventory obsolescence	16,293	2,852
Gain on involuntary conversion of assets	(1,340)	(2,800)
Share-based compensation expense	81,009	82,070
Net foreign currency adjustments	3,746	(4,326)
Changes in operating assets and liabilities:
Accounts receivable, net	(12,103)	(12,741)
Inventories	12,757	(4,681)
Prepaid expenses and other assets	79,915	(31,926)
Accounts payable	11,536	(86,525)
Accrued expenses and other liabilities	(180,126)	(27,504)
Advance ticket sales	(834,560)	262,938
Net cash provided by (used in) operating activities	(1,918,626)	1,447,042
Cash flows from investing activities
Additions to property and equipment, net	(873,142)	(615,985)
Cash received on settlement of derivatives	-	289
Cash paid on settlement of derivatives	(31,520)	(556)
Other	3,047	5,039
Net cash used in investing activities	(901,615)	(611,213)
Cash flows from financing activities
Repayments of long-term debt	(888,800)	(2,882,354)
Proceeds from long-term debt	5,225,090	2,652,000
Common share issuance proceeds, net	719,094	-
Proceeds from employee related plans	5,557	18,203
Net share settlement of restricted share units	(15,334)	(20,935)
Purchase of treasury shares	-	(349,860)
Early redemption premium	(1,376)	(117)
Deferred financing fees and other	(117,388)	(9,359)
Net cash provided by (used in) financing activities	4,926,843	(592,422)
Effect of exchange rates on cash and cash equivalents	(3,267)	-
Net increase in cash and cash equivalents	2,103,335	243,407
Cash and cash equivalents at beginning of the period	252,876	163,851
Cash and cash equivalents at end of the period	$2,356,211	$407,258

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Passengers carried	—	726,921	499,729	2,054,908
Passenger Cruise Days	—	5,387,662	4,278,602	15,377,185
Capacity Days	—	4,854,292	4,123,858	14,198,092
Occupancy Percentage		111.0%	103.8%	108.3%

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2020			2020
		Constant			Constant
	2020	Currency	2019	2020	Currency	2019
Total cruise operating expense	$190,157	$190,200	$990,764	$1,486,069	$1,490,044	$2,775,839
Marketing, general and
administrative expense	156,656	155,904	255,148	558,781	558,834	744,991
Gross Cruise Cost	346,813	346,104	1,245,912	2,044,850	2,048,878	3,520,830
Less:
Commissions, transportation
and other expense	4,038	4,032	330,893	371,007	372,499	857,848
Onboard and other expense	4,728	4,728	122,971	82,889	82,889	309,447
Net Cruise Cost	338,047	337,344	792,048	1,590,954	1,593,490	2,353,535
Less: Fuel expense	48,224	48,224	98,943	222,240	222,240	297,727
Net Cruise Cost Excluding Fuel	289,823	289,120	693,105	1,368,714	1,371,250	2,055,808
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	667	667	533	1,999	1,999	1,601
Non-cash share-based compensation (2)	25,862	25,862	25,420	81,009	81,009	82,070
Redeployment of Norwegian Joy (3)	-	-	-	-	-	7,051
Adjusted Net Cruise Cost Excluding Fuel	$263,294	$262,591	$667,152	$1,285,706	$1,288,242	$1,965,086

Capacity Days	—	—	4,854,292	4,123,858	4,123,858	14,198,092

Gross Cruise Cost per Capacity Day			$256.66			$247.98
Net Cruise Cost per Capacity Day			$163.16			$165.76
Net Cruise Cost Excluding Fuel per Capacity Day			$142.78			$144.79
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day			$137.44			$138.40

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income (Loss) and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net income (loss)	$(677,366)	$450,584	$(3,273,581)	$808,931
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	992	878	2,975	2,636
Non-cash share-based compensation (2)	25,862	25,420	81,009	82,070
Extinguishment and modification of debt (3)	6,636	-	27,795	7,268
Amortization of intangible assets (4)	2,774	4,603	8,321	13,809
Redeployment of Norwegian Joy (5)	-	-	-	30,629
Impairment loss (6)	-	-	1,633,337	-
Non-cash interest on beneficial conversion feature (7)	2,356	-	3,700	-
Adjusted Net Income (Loss)	$(638,746)	$481,485	$(1,516,444)	$945,343
Diluted weighted-average shares outstanding - Net income (loss) and Adjusted Net Income (Loss)	271,435,350	215,499,462	241,578,995	217,050,055
Diluted earnings (loss) per share	$(2.50)	$2.09	$(13.55)	$3.73
Adjusted EPS	$(2.35)	$2.23	$(6.28)	$4.36

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(3) Losses on extinguishments and modifications of debt are included in interest expense, net.
(4) Amortization of intangible assets related to the Acquisition of Prestige are included in depreciation and amortization expense.
(5) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense, marketing, general and administrative expense and depreciation and amortization expense.
(6) Impairment loss consists of goodwill, tradename and property and equipment impairments. The impairments of goodwill and tradenames are included in impairment loss and the impairment of property and equipment is included in depreciation and amortization expense.
(7) Non-cash interest expense related to a beneficial conversion feature recognized on our exchangeable notes, which is recognized in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net income (loss)	$(677,366)	$450,584	$(3,273,581)	$808,931
Interest expense, net	139,664	60,188	323,108	199,660
Income tax (benefit) expense	(3,761)	11,203	(19,057)	(16,457)
Depreciation and amortization expense	177,488	156,215	554,937	482,227
EBITDA	(363,975)	678,190	(2,414,593)	1,474,361

Other (income) expense, net (1)	23,680	(10,251)	32,275	(13,433)
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	667	533	1,999	1,601
Non-cash share-based compensation (3)	25,862	25,420	81,009	82,070
Redeployment of Norwegian Joy (4)	-	-	-	7,051
Impairment loss (5)	-	-	1,607,797	-
Adjusted EBITDA	$(313,766)	$693,892	$(691,513)	$1,551,650

(1) Primarily consists of gains and losses, net for forward currency exchanges and proceeds from insurance and litigation settlements.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense, and marketing, general and administrative expense.
(5) Impairment loss consists of goodwill and tradename impairments.